UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 12)1

SeaWorld Entertainment, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

81282V100

(CUSIP Number)

Scott Ross

hill path capital lp

150 East 58th Street, 32nd Floor

New York, New York 10155

(212) 632-5420

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 28, 2022

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,885,065
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,885,065
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,885,065
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL CO-INVESTMENT PARTNERS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		176,201
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

176,201
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

176,201
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

3

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS-H LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,334,162
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,334,162
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,334,162
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.8%
14	TYPE OF REPORTING PERSON

PN

4

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS CO-INVESTMENT E LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,109,961
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,109,961
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,109,961
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS CO-INVESTMENT E2 LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		402,017
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

402,017
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

402,017
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS CO-INVESTMENT S LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		83,900
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

83,900
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

83,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

7

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HEP FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,518,006
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,518,006
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,518,006
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.9%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HM FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,695,994
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,695,994
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,695,994
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.6%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HAT FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

PN

10

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HAT FUND II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

PN

11

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		7,395,428
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

7,395,428
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,395,428
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

9.8%
14	TYPE OF REPORTING PERSON

OO

12

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS E GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		6,511,978
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

6,511,978
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,511,978
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.6%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL PARTNERS S GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		83,900
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

83,900
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

83,900
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

14

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,518,006
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,518,006
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,518,006
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

13.9%
14	TYPE OF REPORTING PERSON

OO

15

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HM GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,695,994
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,695,994
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,695,994
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.6%
14	TYPE OF REPORTING PERSON

OO

16

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH INVESTMENT HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		27,205,306
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

27,205,306
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,205,306
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

36.0%
14	TYPE OF REPORTING PERSON

OO

17

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH CAPITAL LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		27,205,306
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

27,205,306
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,205,306
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

36.0%
14	TYPE OF REPORTING PERSON

IA, PN

18

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

HILL PATH HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		27,205,306
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

27,205,306
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,205,306
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

36.0%
14	TYPE OF REPORTING PERSON

OO

19

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

SCOTT ROSS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		27,235,446
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

27,235,446
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27,235,446
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

36.0%
14	TYPE OF REPORTING PERSON

IN

20

CUSIP No. 81282V100

1	NAME OF REPORTING PERSON

JAMES P. CHAMBERS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		10,265
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

10,265
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,265
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IN

21

CUSIP No. 81282V100

The following constitutes Amendment No. 12 to the Schedule 13D filed by the undersigned (“Amendment No. 12”). This Amendment No. 12 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended to add the following:

The 30,140 Shares held directly by Mr. Ross were awarded to him in his capacity as a director of the Issuer.

The 10,265 Shares held directly by Mr. Chambers were awarded to him in his capacity as a director of the Issuer.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 75,649,342 Shares outstanding as of February 22, 2022, which is the total number of Shares outstanding as reported in the Issuer’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2022.

A.	Hill Path Capital
(a)	As of the close of business on the date hereof, Hill Path Capital beneficially owned 5,885,065 Shares.

Percentage: Approximately 7.8%

(b)	1. Sole power to vote or direct vote: 5,885,065
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,885,065
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Capital has not entered into any transactions in the Shares during the past sixty days.
B.	Hill Path Co-Investment
(a)	As of the close of business on the date hereof, Hill Path Co-Investment beneficially owned 176,201 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 176,201
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 176,201
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Co-Investment has not entered into any transactions in the Shares during the past sixty days.
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C.	Hill Path H
(a)	As of the close of business on the date hereof, Hill Path H beneficially owned 1,334,162 Shares.

Percentage: Approximately 1.8%

(b)	1. Sole power to vote or direct vote: 1,334,162
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,334,162
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path H has not entered into any transactions in the Shares during the past sixty days.
D.	Hill Path E
(a)	As of the close of business on the date hereof, Hill Path E beneficially owned 6,109,961 Shares.

Percentage: Approximately 8.1%

(b)	1. Sole power to vote or direct vote: 6,109,961
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,109,961
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path E has not entered into any transactions in the Shares during the past sixty days.
E.	Hill Path E2
(a)	As of the close of business on the date hereof, Hill Path E2 beneficially owned 402,017 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 402,017
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 402,017
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path E2 has not entered into any transactions in the Shares during the past sixty days.
F.	Hill Path S
(a)	As of the close of business on the date hereof, Hill Path S beneficially owned 83,900 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 83,900
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 83,900
4. Shared power to dispose or direct the disposition: 0

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(c)	Hill Path S has not entered into any transactions in the Shares during the past sixty days.

G.       HEP Fund

(a)	As of the close of business on the date hereof, HEP Fund beneficially owned 10,518,006 Shares.

Percentage: Approximately 13.9%

(b)	1. Sole power to vote or direct vote: 10,518,006
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,518,006
4. Shared power to dispose or direct the disposition: 0

(c)	HEP Fund has not entered into any transactions in the Shares during the past sixty days.

H.       HM Fund

(a)	As of the close of business on the date hereof, HM Fund beneficially owned 2,695,994 Shares.

Percentage: Approximately 3.6%

(b)	1. Sole power to vote or direct vote: 2,695,994
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,695,994
4. Shared power to dispose or direct the disposition: 0

(c)	HM Fund has not entered into any transactions in the Shares during the past sixty days.
I.	HAT Fund
(a)	As of the close of business on the date hereof, HAT Fund does not beneficially own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

(c)	HAT Fund has not entered into any transactions in the Shares during the past sixty days.

J.       HAT Fund II

(a)	As of the close of business on the date hereof, HAT Fund II does not beneficially own any Shares.

Percentage: 0%

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(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

(c)	HAT Fund II has not entered into any transactions in the Shares during the past sixty days.
K.	Hill Path GP
(a)	Hill Path GP, as the general partner of each of Hill Path Capital, Hill Path Co-Investment and Hill Path H, may be deemed the beneficial owner of the (i) 5,885,065 Shares owned by Hill Path Capital, (ii) 176,201 Shares owned by Hill Path Co-Investment and (iii) 1,334,162 Shares owned by Hill Path H.

Percentage: Approximately 9.8%

(b)	1. Sole power to vote or direct vote: 7,395,428
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 7,395,428
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path GP has not entered into any transactions in the Shares during the past sixty days.
L.	Hill Path E GP
(a)	Hill Path E GP, as the general partner of each of Hill Path E and Hill Path E2, may be deemed the beneficial owner of the (i) 6,109,961 Shares owned by Hill Path E and (ii) 402,017 Shares owned by Hill Path E2.

Percentage: Approximately 8.6%

(b)	1. Sole power to vote or direct vote: 6,511,978
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,511,978
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path E GP has not entered into any transactions in the Shares during the past sixty days.
M.	Hill Path S GP
(a)	Hill Path S GP, as the general partner of Hill Path S, may be deemed the beneficial owner of the 83,900 Shares owned by Hill Path S.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 83,900
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 83,900
4. Shared power to dispose or direct the disposition: 0

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(c)	Hill Path S GP has not entered into any transactions in the Shares during the past sixty days.
N.	HE GP
(a)	HE GP, as the general partner of HEP Fund, may be deemed the beneficial owner of the 10,518,006 Shares owned by HEP Fund.

Percentage: Approximately 13.9%

(b)	1. Sole power to vote or direct vote: 10,518,006
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,518,006
4. Shared power to dispose or direct the disposition: 0

(c)	HE GP has not entered into any transactions in the Shares during the past sixty days.
O.	HM GP
(a)	HM GP, as the general partner of HM Fund, may be deemed the beneficial owner of the 2,695,994 Shares owned by HM Fund.

Percentage: Approximately 3.6%

(b)	1. Sole power to vote or direct vote: 2,695,994
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,695,994
4. Shared power to dispose or direct the disposition: 0

(c)	HM GP has not entered into any transactions in the Shares during the past sixty days.
P.	Hill Path Investment Holdings
(a)	Hill Path Investment Holdings, as the managing member of each of Hill Path GP, Hill Path E GP, Hill Path S GP, HE GP and HM GP, may be deemed to beneficially own the (i) 5,885,065 Shares owned by Hill Path Capital, (ii) 176,201 Shares owned by Hill Path Co-Investment, (iii) 1,334,162 Shares owned by Hill Path H, (iv) 6,109,961 Shares owned by Hill Path E, (v) 402,017 Shares owned by Hill Path E2, (vi) 83,900 Shares owned by Hill Path S, (vii) 10,518,006 Shares owned by HEP Fund and (viii) 2,695,994 Shares owned by HM Fund.

Percentage: Approximately 36.0%

(b)	1. Sole power to vote or direct vote: 27,205,306
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 27,205,306
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Investment Holdings has not entered into any transactions in the Shares during the past sixty days.
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CUSIP No. 81282V100

Q.	Hill Path
(a)	Hill Path, as the investment manager of each of Hill Path Capital, Hill Path Co-Investment, Hill Path H, Hill Path E, Hill Path E2, Hill Path S, HEP Fund and HM Fund, may be deemed to beneficially own the (i) 5,885,065 Shares owned by Hill Path Capital, (ii) 176,201 Shares owned by Hill Path Co-Investment, (iii) 1,334,162 Shares owned by Hill Path H, (iv) 6,109,961 Shares owned by Hill Path E, (v) 402,017 Shares owned by Hill Path E2, (vi) 83,900 Shares owned by Hill Path S, (vii) 10,518,006 Shares owned by HEP Fund and (viii) 2,695,994 Shares owned by HM Fund.

Percentage: Approximately 36.0%

(b)	1. Sole power to vote or direct vote: 27,205,306
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 27,205,306
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path has not entered into any transactions in the Shares during the past sixty days.
R.	Hill Path Holdings
(a)	Hill Path Holdings, as the general partner of Hill Path, may be deemed to beneficially own the (i) 5,885,065 Shares owned by Hill Path Capital, (ii) 176,201 Shares owned by Hill Path Co-Investment, (iii) 1,334,162 Shares owned by Hill Path H, (iv) 6,109,961 Shares owned by Hill Path E, (v) 402,017 Shares owned by Hill Path E2, (vi) 83,900 Shares owned by Hill Path S, (vii) 10,518,006 Shares owned by HEP Fund and (viii) 2,695,994 Shares owned by HM Fund.

Percentage: Approximately 36.0%

(b)	1. Sole power to vote or direct vote: 27,205,306
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 27,205,306
4. Shared power to dispose or direct the disposition: 0

(c)	Hill Path Holdings has not entered into any transactions in the Shares during the past sixty days.
S.	Mr. Ross
(a)	As of the close of business on the date hereof, Mr. Ross beneficially owned directly 30,140 Shares. Mr. Ross, as the managing partner of each of Hill Path Investment Holdings, Hill Path and Hill Path Holdings, may be deemed to beneficially own the (i) 5,885,065 Shares owned by Hill Path Capital, (ii) 176,201 Shares owned by Hill Path Co-Investment, (iii) 1,334,162 Shares owned by Hill Path H, (iv) 6,109,961 Shares owned by Hill Path E, (v) 402,017 Shares owned by Hill Path E2, (vi) 83,900 Shares owned by Hill Path S, (vii) 10,518,006 Shares owned by HEP Fund and (viii) 2,695,994 Shares owned by HM Fund.

Percentage: Approximately 36.0%

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CUSIP No. 81282V100

(b)	1. Sole power to vote or direct vote: 27,235,446
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 27,235,446
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Ross has not entered into any transactions in the Shares during the past sixty days.

T.       Mr. Chambers

(a)	As of the close of business on the date hereof, Mr. Chambers beneficially owned 10,265 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 10,265
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 10,265
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Chambers has not entered into any transactions in the Shares during the past sixty days.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

On June 11, 2021, Mr. Ross was granted 2,700 deferred stock units pursuant to the Issuer's 2017 Omnibus Incentive Plan, which vest 100% on the day before the Issuer’s 2022 Annual Meeting of Stockholders. The Shares subject to these units will be issued to Mr. Ross on the three-month anniversary of the date Mr. Ross no longer serves on the Board of Directors of the Issuer (the “Board”).

On June 11, 2021, Mr. Chambers was granted 2,700 deferred stock units pursuant to the Issuer's 2017 Omnibus Incentive Plan, which vest 100% on the day before the Issuer’s 2022 Annual Meeting of Stockholders. The Shares subject to these units will be issued to Mr. Chambers on the three-month anniversary of the date Mr. Chambers no longer serves on the Board.

As of the close of business on the date hereof, HAT Fund and HAT Fund II (collectively, the “HAT Funds”) have entered into cash-settled total return swap agreements with Nomura Global Financial Products Inc. as the counterparty (collectively, the “Swaps”) that establish economic exposure to an aggregate of 3,130,373 notional Shares and an aggregate of 1,291,058 notional Shares, respectively. The Swaps provide the HAT Funds with economic exposure to an aggregate of 4,421,431 notional Shares (the “Subject Shares”), representing approximately 5.8% of the outstanding Shares, that is comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting of or to dispose or direct the disposition of the Subject Shares. The Reporting Persons hereby expressly disclaim beneficial ownership of the Subject Shares. The HAT Funds may increase or decrease their economic exposure to Shares through Swaps in compliance with Rule 10b5-1 of the Exchange Act.

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CUSIP No. 81282V100

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 2, 2022

Hill Path Capital Partners LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Co-Investment Partners LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Partners-H LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Partners Co-Investment E LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

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CUSIP No. 81282V100

Hill Path Capital Partners Co-Investment E2 LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Partners Co-Investment S LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

HEP Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

HM Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

HAT Fund LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

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CUSIP No. 81282V100

HAT Fund II LP

By:	Hill Path Capital LP Investment Manager

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Partners GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Partners E GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Capital Partners S GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

HE GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

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CUSIP No. 81282V100

HM GP LLC

By:	Hill Path Investment Holdings LLC Managing Member

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Investment Holdings LLC

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title	Managing Partner

Hill Path Capital LP

By:	Hill Path Holdings LLC General Partner

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

Hill Path Holdings LLC

By:	/s/ Scott Ross
	Name:	Scott Ross
	Title:	Managing Partner

/s/ Scott Ross
Scott Ross

/s/ James P. Chambers
James P. Chambers

32